Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: John M. Roselli
Chief Financial Officer
(610) 729-3750

CSS INDUSTRIES REPORTS FISCAL 2018 THIRD QUARTER RESULTS

Third Quarter Summary

•	Net sales of $130.6 million increased 11.5 percent over prior year, reflecting the contribution from acquisitions partially offset by lower sales in the base business

•	Net income of $6.0 million; adjusted EBITDA of $19.5 million

•	Cash used for operating activities during first nine months improved by $15.2 million compared to prior year, primarily due to reduced working capital investment

•	Company revises fiscal 2018 outlook for net sales, net income and adjusted EBITDA

PLYMOUTH MEETING, PA, February 7, 2018 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the seasonal, celebrations and craft markets, today announced results for its fiscal third quarter ended December 31, 2017.

Net sales in the third quarter of fiscal 2018 were $130.6 million compared to $117.2 million in the third quarter of fiscal 2017, driven by higher craft sales, partially offset by lower seasonal sales. Sales attributable to The McCall Pattern Company business (“McCall”), which was acquired in December 2016, were $7.0 million in the quarter compared to $1.1 million in the prior year quarter. Sales attributable to the Simplicity Creative Group business (“Simplicity”), which was acquired in November 2017, were $14.9 million.

Gross profit was $37.5 million in the quarter compared to $37.0 million in the prior year quarter and gross margin was 28.7 percent compared to 31.6 percent in the prior year quarter. The lower gross margin was primarily attributable to the step-up of McCall and Simplicity inventory to fair value (net sales price less selling costs) at the time of the respective acquisitions and the corresponding sale of that inventory at little to no gross margin.

Adjusted gross profit was $42.7 million for the quarter compared to $37.4 million in the prior year quarter. Adjusted gross margin was 32.7 percent in the quarter compared to 31.9 percent in the prior year quarter, driven primarily by a higher margin sales mix attributable to McCall and Simplicity.

Operating income was $8.3 million in the quarter compared to $14.5 million in the prior year quarter. Adjusted operating income was $16.6 million compared to $16.4 million in the prior year quarter. Selling, general & administrative (“SG&A”) expenses were $29.1 million in the quarter compared to $22.5 million in the prior year quarter. The increase was attributable to the acquisitions of McCall and Simplicity (inclusive of $2.6 million of Simplicity transaction costs), partially offset by lower expenses in the Company’s legacy business.

The net income for the quarter was $6.0 million compared to $30.0 million in the prior year quarter. The prior year quarter was favorably impacted by a $19.7 million bargain purchase gain related the acquisition of McCall. Adjusted net income was $14.0 million in the current year quarter compared to $11.5 million in the prior year quarter.

Adjusted EBITDA was $19.5 million for the quarter compared to $18.5 million in the prior year quarter. Diluted earnings per share (EPS) were $0.65 compared to $3.29 in the prior year period, and adjusted diluted EPS were $1.52 compared to $1.26 in the prior year quarter.

“The retail environment remains challenging, but the acquisitions of McCall and Simplicity drove our sales and adjusted EBITDA growth in the quarter,” said President and Chief Executive Officer Christopher J. Munyan. “Our seasonal and craft ribbon businesses continue to be impacted by weaker customer demand and conservative inventory management by retailers. We are actively working to reverse our declining base business sales by increasing our focus on product innovation and on new placements with our customers. The integration of the two acquisitions is going well, and we expect accelerating synergies to begin over the next few quarters.”

The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended December 31,
	2017	2016	Change
Seasonal	$60,217	$66,234	(9.1)%
Celebrations	33,997	33,389	1.8%
Craft	36,428	17,530	107.8%
Total	$130,642	$117,153	11.5%

Seasonal

The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events including Christmas, Valentine’s Day, Easter and back-to-school. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.

Seasonal net sales declined 9.1 percent in the quarter compared to the prior year quarter, driven primarily by lower sales of Christmas and Valentine’s Day products. Lower sales of Christmas tags, bags and wrap were partially offset by higher sales of Christmas cards, gift card holders, and ribbon & bows. The lower Valentine’s Day sales were attributable to weaker customer demand and the timing of shipments to a major customer.

Celebrations

The Company defines the celebrations product category as products primarily designed to celebrate certain life events or special occasions such as weddings, birthdays, anniversaries, graduations, or the birth of a child, as well as stickers, memory books and stationery. These products are primarily sold into mass and specialty retailers, floral and packaging wholesalers and distributors. Products in this category are generally ordered on a replenishment basis throughout the year.

Celebrations net sales were essentially flat in the quarter compared to the prior year quarter, reflecting increased sales of everyday boxed greeting cards partially offset by lower sales of packaging and wholesale products.

Craft

The craft product category reflects products used for craft activities including ribbons, trims, buttons, sewing patterns, knitting needles, needle arts and kids crafts. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales increased 107.8 percent in the quarter compared to the prior year quarter, driven by the contributions of the Simplicity and McCall acquisitions. Excluding sales from Simplicity and McCall, net sales declined 12 percent, due primarily to lower replenishment sales with a major customer.

Income Tax Items

The Company’s effective tax rate for the quarter was 24.5 percent compared to 12.4 percent for the prior year quarter.  The increase in income tax rate was primarily attributable to the $19.7 million nontaxable bargain purchase gain from the McCall acquisition in the prior year quarter, which lowered the prior year effective tax rate.  Current year income tax expense was impacted by the adoption of new U.S. federal tax legislation, commonly referred to as the Tax Cuts and Jobs Act, which resulted in a net tax benefit of $0.2 million.  The net benefit consisted of a $3.1 million benefit from recalculating deferred tax liabilities under the new U.S. federal corporate tax rate of 21%, mostly offset by $2.7 million of tax expense related to the mandatory repatriation of unremitted foreign earnings.  The tax cash expenses related to repatriation will be paid over a period of eight years.

Balance Sheet and Cash Flow

The Company ended the quarter with $30.3 million of cash and cash equivalents, compared to $30.1 million in the prior year quarter. Inventory increased to $110.8 million from $106.5 million in the prior year quarter, attributable to the Simplicity acquisition. Excluding acquisitions in both periods, inventory levels declined $9.9 million compared to the prior year, primarily reflecting the Company’s efforts to better manage working capital. Accounts receivable were $120.6 million compared to $106.5 million in the prior year quarter, largely due to the Simplicity acquisition. Accounts payable increased to $27.6 million from $18.5 million in the prior year quarter, resulting from the Simplicity acquisition as well as efforts to extend vendor payment terms. The Company ended the quarter with $48.4 million in short term debt related to the financing of the Simplicity acquisition.

Cash used for operating activities was $10.4 million for the first nine months of fiscal 2018 compared to $25.6 million in the prior year nine months, primarily due to reduced working capital. Cash from operating activities year to date included $4.3 million of acquisition and integration-related cash costs compared to $1.5 million in the prior year nine-month period. Year to date capital expenditures were $4.0 million, consistent with the prior year period. The Company returned $5.5 million to shareholders through cash dividends year to date, also consistent with the prior year period. For the full year, the Company expects continued year over year improvement in cash from operating activities.

Outlook

The Company is adjusting its outlook for fiscal 2018 full year net sales, net income and adjusted EBITDA to reflect continued softness in its base business, primarily in the craft ribbon business. Net sales are now expected to be in the range of $356 million to $362 million, an increase of 10 percent to 12 percent over the prior fiscal year. The primary drivers of growth will be the full year impact of the McCall acquisition and the partial year impact of the Simplicity acquisition. Excluding these acquisitions, sales are expected to be down 5 to 7 percent compared to the prior year.

The Company expects to generate a full year net loss of $9.1 million to $11.3 million, compared to net income of $28.5 million in the prior year. The large reduction in reported net income compared to fiscal 2017 will be largely attributable to bargain purchase gains of $20.0 million recorded in fiscal 2017, primarily resulting from the step-up to fair value (estimated net sales price less selling costs), of inventory acquired as part of the McCall acquisition, and the corresponding sale of that inventory throughout fiscal 2018 at little to no gross margin. In addition, the Company’s fiscal 2018 net income will be adversely impacted by the step-up to fair value of inventory acquired as part of the Simplicity acquisition, and Simplicity transaction and integration costs.

Adjusted EBITDA for fiscal 2018 is now expected to be in the range of $23 million to $26 million, compared to $25.1 million in fiscal 2017. The expected incremental adjusted EBITDA attributable to McCall and Simplicity are expected to be mostly offset by lower sales and manufacturing volumes, and an unfavorable sales mix, in the Company’s other businesses.

“The underlying demand in our legacy businesses has been challenging this year, but we expect our sales to stabilize quarter over quarter in the fourth quarter,” said Mr. Munyan. “We continue to implement cost reduction initiatives in our legacy business, and to evaluate additional inventory reductions and accelerating acquisition synergies wherever possible. Looking ahead, we believe that our strong balance sheet and cash flow generation, along with a lower corporate tax rate, will allow us to continue to execute our strategy of growing our business through targeted acquisition opportunities.”

The Company will hold a conference call for investors on February 8, 2018 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 3487705.

•	By webcast: http://www.cssindustries.com/investor-relations. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, celebrations and seasonal categories.  For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers.  In the seasonal category, we focus on gift packaging items such as ribbon, bows, greeting cards, wrapping paper, bags, boxes, tags and gift card holders, in addition to specific holiday-themed decorations, accessories, and activities, such as Easter egg dyes and novelties and Valentine’s Day classroom exchange cards.   For the celebrations category, our core products include items designed to celebrate certain life events or special occasions, such as weddings, birthdays, anniversaries, graduations, or the birth of a child, as well as stickers, memory books and stationery.  Our core products within the craft category include ribbons, trims, buttons, sewing patterns, knitting needles, needle arts and kids crafts. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements related to increasing product placements with customers, accelerating synergies from recent acquisitions, expected year over year improvement in cash from operating activities, the Company’s strategy of growing the business through targeted acquisitions, and the amount of net sales, net income and adjusted EBITDA expected to be generated by the Company in fiscal 2018. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, inherent uncertainties associated with assumptions used to forecast fiscal 2018 net sales, net income and adjusted EBITDA; execution risks that may impact the Company’s ability to achieve the levels of net sales, net income and adjusted EBITDA currently forecasted for fiscal 2018; risks associated with the Simplicity acquisition, including the risk that the Company may not realize the strategic benefits that are currently expected and the risk that expected synergies will not be realized in the amounts currently expected, or at all, and that any such synergies may not be realized within the timeframe currently expected; risks associated with acquisitions generally, including acquisition integration risks and unexpected integration costs; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including difficulties identifying and evaluating suitable acquisition opportunities, acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three- and nine months ended December 31, 2017 and 2016, condensed consolidated balance sheets as of December 31, 2017, March 31, 2017 and December 31, 2016, and condensed consolidated statements of cash flows for the nine months ended December 31, 2017 and 2016 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016

Net sales	$130,642	$117,153	$280,363	$263,762
Cost of sales	93,183	80,175	204,417	182,887
Gross profit	37,459	36,978	75,946	80,875
Selling, general and administrative expenses	29,138	22,496	73,116	60,991
Operating income	8,321	14,482	2,830	19,884
Gain on bargain purchase	—	(19,711)	—	(20,087)
Interest expense (income), net	344	86	337	(7)
Other expense (income), net	99	(110)	(229)	(212)
Income before income taxes	7,878	34,217	2,722	40,190
Income tax expense	1,926	4,248	821	6,515
Net income	$5,952	$29,969	$1,901	$33,675

Weighted average shares outstanding:
Basic	9,116	9,082	9,105	9,070
Diluted	9,157	9,118	9,142	9,113

Net income per common share:
Basic	$0.65	$3.30	$0.21	$3.71
Diluted	$0.65	$3.29	$0.21	$3.70

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands)

	December 31, 2017	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$30,297	$47,693	$30,069
Short-term investments	—	19,931	—
Accounts receivable, net	120,613	48,814	106,514
Inventories	110,762	105,258	106,498
Prepaid expenses and other current assets	11,508	10,793	9,921
Total current assets	273,180	232,489	253,002
Property, plant and equipment, net	51,468	35,764	35,998
Other assets
Goodwill	26,070	19,916	19,677
Intangible assets, net	63,350	43,879	44,719
Other	8,644	7,146	7,965
Total other assets	98,064	70,941	72,361
Total assets	$422,712	$339,194	$361,361
Liabilities and Stockholders’ Equity
Current liabilities
Short-term borrowings	$48,431	$—	$—
Current portion of long-term debt	313	220	225
Accounts payable	27,618	14,223	18,496
Accrued payroll and other compensation	8,425	7,884	8,204
Accrued customer programs	13,517	5,030	7,201
Accrued income taxes	805	425	3,057
Other current liabilities	18,683	8,601	11,552
Total current liabilities	117,792	36,383	48,735
Long-term debt, net of current portion	285	456	516
Deferred income taxes	884	4,430	6,246
Other long-term obligations	11,019	3,771	5,420
Stockholders’ equity	292,732	294,154	300,444
Total liabilities and stockholders’ equity	$422,712	$339,194	$361,361

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Nine Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$1,901	$33,675
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation, amortization and accretion	7,145	6,327
Amortization of inventory step-up	12,237	452
Accretion of investment discount	(69)	(194)
Provision for accounts receivable allowances	2,977	4,113
Deferred tax (benefit) provision	(3,555)	245
Share-based compensation expense	1,386	1,161
Gain on bargain purchases	—	(20,087)
(Gain) loss on sale of assets	(14)	52
Changes in assets and liabilities, net of effects of purchase of businesses	(32,413)	(51,346)
Total adjustments	(12,306)	(59,277)
Net cash used for operating activities	(10,405)	(25,602)
Cash flows from investing activities:
Maturities of investment securities	20,000	60,000
Purchase of businesses, net of cash received of $1,889 in fiscal 2018	(65,228)	(15,039)
Purchase of property, plant and equipment	(3,964)	(4,037)
Purchase of company owned life insurance policy	(750)	—
Purchase of intangibles	—	(100)
Proceeds from sale of fixed assets	14	311
Net cash (used for) provided by investing activities	(49,928)	41,135
Cash flows from financing activities:
Borrowings on notes payable	78,781	—
Payments on notes payable	(30,350)	—
Payments on long-term debt	(200)	—
Dividends paid	(5,469)	(5,453)
Exercise of stock options, net of tax withholdings	201	124
Payments for tax withholding on net restricted stock settlements	—	(527)
Tax effect on stock awards	—	277
Net cash provided by (used for) financing activities	42,963	(5,579)
Effect of exchange rate changes on cash	(26)	188
Net (decrease) increase in cash and cash equivalents	(17,396)	10,142
Cash and cash equivalents at beginning of period	47,693	19,927
Cash and cash equivalents at end of period	$30,297	$30,069

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
Unaudited
(in thousands, except per share amounts)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin %, adjusted operating income, and adjusted net income. These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Diluted income per share	$0.65	$3.29	$0.21	$3.70
Acquisition costs, integration and other	0.33	0.11	0.37	0.10
Gain on bargain purchases	—	(2.16)	—	(2.20)
Inventory step-up amortization	0.55	0.03	1.07	0.03
Adjusted diluted income per share (1)	$1.52	$1.26	$1.65	$1.63

Net income	$5,952	$29,969	$1,901	$33,675
Interest expense (income)	344	86	337	(7)
Other expense (income)	99	(110)	(229)	(212)
Income tax expense	1,926	4,248	821	6,515
Depreciation and amortization	2,899	2,057	7,145	6,327
Acquisition costs, integration and other	3,111	1,484	4,175	1,484
Gain on bargain purchases	—	(19,711)	—	(20,087)
Inventory step-up amortization	5,209	452	12,237	452
Adjusted EBITDA	$19,540	$18,475	$26,387	$28,147

(1) Adjusted diluted income per share may not foot due to rounding.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
Unaudited
(in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Gross profit	$37,459	$36,978	$75,946	$80,875
Gross margin %	28.7%	31.6%	27.1%	30.7%
Inventory step-up amortization	5,209	452	12,237	452
Adjusted gross profit	$42,668	$37,430	$88,183	$81,327
Adjusted gross margin %	32.7%	31.9%	31.5%	30.8%

Operating income	$8,321	$14,482	$2,830	$19,884
Operating income %	6.4%	12.4%	1.0%	7.5%
Inventory step-up amortization	5,209	452	12,237	452
Acquisition costs, integration and other	3,111	1,484	4,175	1,484
Adjusted operating income	$16,641	$16,418	$19,242	$21,820
Adjusted operating income %	12.7%	14.0%	6.9%	8.3%

Net income	$5,952	$29,969	$1,901	$33,675
Inventory step-up amortization	5,209	452	12,237	452
Acquisition costs, integration and other	3,111	1,484	4,175	1,484
Gain on bargain purchases	—	(19,711)	—	(20,087)
Tax impact (2)	(321)	(697)	(3,235)	(697)
Adjusted net income	$13,951	$11,497	$15,078	$14,827

(2) Tax impact determined using an effective rate of 3.9% and 19.7% in the three- and nine months ended December 31, 2017, respectively, which reflects the impact of U.S. tax reform, and an effective rate of 36% in the three- and nine months ended December 31, 2016, except for the gain on bargain purchases, which is not taxable.

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
Unaudited
(in millions)
	FY 2018	FY 2017
Net (loss) income	($11.3) - ($9.1)	$28.5
Income tax (benefit) expense	(3.9) - (3.1)	1.2
Other income	(0.1)	—
Depreciation and amortization	10.5	8.5
Gain on bargain purchases	—	(20.0)
Inventory step-up amortization	17.9	3.6
Acquisition costs, integration and other	9.9	3.4
Adjusted EBITDA (3)	$23.0 - $26.0	$25.1

(3) FY 2017 Adjusted EBITDA does not foot due to rounding.